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HEADLINE:  Veterinary Centers of America Inc. and The Pet Practice Inc. announce completion of merger

DATELINE: SANTA MONICA, Calif.

BODY:
     July 22, 1996--Veterinary Centers of America Inc. (NMS:VCAI/VCAIW) and The Pet Practice Inc. (NMS:VETS) today announced that they have completed the merger of The Pet Practice Inc. into a wholly owned subsidiary of Veterinary Centers of America Inc.

     As previously announced, each share of common stock of The Pet Practice Inc. is converted into the right to receive 0.4077 share of common stock of Veterinary Centers of America Inc. for an aggregate of approximately 3,519,000 shares. Shareholders of The Pet Practice Inc. will receive instructions from the Exchange Agent in the next several days on how to exchange their certificates of The Pet Practice Inc. common stock for certificates of Veterinary Centers of America Inc. common stock.

     Bob Antin, chief executive officer of VCA, said, "This merger is a major step in furthering our goal of making VCA the leading animal health care company in the United States. With this acquisition, Veterinary Centers of America now operates the largest network of independent animal hospitals in the country and our combined companies have proforma combined 1995 revenues of over $200 million."

     VCA owns and operates a nationwide network of veterinary hospitals and veterinary laboratories. The company currently provides goods and services to approximately 8,000 animal hospitals nationwide. In addition, VCA is the managing general partner of Vets Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Co. (NYSE:HNZ), which markets and distributes a complete line of specialty pet foods.

CONTACT:  Veterinary Centers of America Inc.
                 Bob Antin or Tom Fuller, 310/392-9599